EXHIBIT 99.1

                                         Year Ended December 31,
                                    -------------------------------

                                    1999         1998         1997
                                    --------------------------------
(Dollars in millions, except per share amounts)

Statement of Operations Data:
 Net sales                         $ 1,698.7   $ 1,612.6   $ 1,579.9
 Gross profit                          629.1       563.4       499.4
 Operating income (loss)               149.7       127.6       (92.0)(g)
 Earnings (loss) before
  extraordinary loss                    65.4        68.8      (106.9)
 Extraordinary loss                       --          --          --
                                    --------    --------    --------
 Net earnings (loss)               $    65.4   $    68.8   $  (106.9)
                                    ========    ========    ========
 Basic earnings (loss)per common
 share before extraordinary loss   $     1.18  $     1.95  $   (10.61)

 Extraordinary loss per common
 share                                     --          --          --
                                    ---------   ---------   ---------
 Net basic earnings (loss) per
 common share                      $     1.18  $     1.95  $   (10.61)
                                    =========   =========   =========
 Net diluted earnings
 (loss) per common share           $     1.16  $     1.95  $   (10.61)
                                    =========   =========   =========
 Dividends per common share        $       --  $       --  $       --

 Weighted average basic common
 shares outstanding (in thousands)     12,666      12,485      12,324

 Weighted average diluted
 common shares outstanding
 (in thousands)                        12,877      12,485      12,324

 Ratio of earnings to combined
 fixed charges and preferred
 stock dividends (h)                     1.22        1.11          NA

Balance Sheet Data:
 Cash and cash equivalents         $    40.3    $   22.7    $    23.3
 Intangible assets, net                803.9       836.2        851.3
 Total assets                        1,590.2     1,640.9      1,658.5
 Long-term obligations and
  redeemable preferred stock (e)     1,041.5     1,136.1      1,200.1
 Due to affiliates (f)                   3.5         1.7          2.2
 Total shareholders' equity            175.5       154.4        129.1

                                         Year Ended December 31,
                                      ----------------------------
                                           1996         1995  (a)
                                      ----------------------------
(Dollars in millions, except per share amounts)

Statement of Operations Data:
 Net sales                            $ 1,676.2       $ 1,513.5
 Gross profit                             492.3           489.2
 Operating income (loss)                 (118.8)(b)        67.2(c)
 Earnings (loss) before
  extraordinary loss                     (153.5)           (4.0)
 Extraordinary loss                          --            (8.3)(d)
                                       --------        --------
 Net earnings (loss)                  $  (153.5)      $   (12.3)
                                       ========        ========
 Basic earnings (loss) per common
 share before extraordinary loss      $   (12.49)     $    (0.35)

 Extraordinary loss per common
 share                                        --           (0.76)
                                        ========        ========
 Net basic earnings (loss) per
 common share                         $   (12.49)      $   (1.11)
                                       =========        =========
 Net diluted earnings
 (loss) per common share              $   (12.49)      $   (1.11)
                                       =========        ========
 Dividends per common share           $       --       $      --

 Weighted average basic common
 shares outstanding (in thousands)        12,293          11,058

 Weighted average diluted
 common shares outstanding
 (in thousands)                           12,293          11,058

 Ratio of earnings to combined
 fixed charges and preferred
 stock dividends (h)                          NA            1.04

Balance Sheet Data:
 Cash and cash equivalents             $    29.3       $    16.4
 Intangible assets, net                    891.1           916.7
 Total assets                            1,917.0         1,837.2
 Long-term obligations and
  redeemable preferred stock (e)         1,089.4           948.6
 Due to affiliates (f)                     190.5             0.9
 Total shareholders' equity                258.1           411.6

(a) In April 1995, the Company completed a merger with Roche Biomedical Laboratories, Inc. ("RBL"), an indirect subsidiary of Roche Holdings, Inc. ("Roche"), pursuant to an Agreement and Plan of Merger dated as of December 13, 1994 (the "Merger"). RBL's results of operations have been included in the Company's results of operations since April 28, 1995. In connection with the Merger, the Company changed its name from National Health Laboratories Holdings Inc. ("NHL") to Laboratory Corporation of America Holdings.

(b) In the second quarter of 1996, the Company recorded certain pre-tax charges of a non-recurring nature including additional charges related to the restructuring of operations following the Merger. The Company recorded a restructuring charge totaling $13.0 million for the shutdown of its La Jolla, California administrative facility and other workforce reductions. In addition, the Company recorded $10.0 million in non-recurring charges in the second quarter of 1996 related to the integration of its operations following the Merger. As a result of negotiations with the Office of the Inspector General of the Department of Health and Human Services and the Department of Justice related to the 1996 government settlement, the Company recorded a settlement charge of $185.0 million in the third quarter of 1996 to increase accruals for settlements and related expenses of government and private claims resulting from these investigations.

(c) In 1995, following the Merger, the Company determined that it would be beneficial to close certain laboratory facilities and eliminate duplicate functions in certain geographic regions where duplicate NHL and RBL facilities or functions existed at the time of the Merger. The Company recorded pre-tax restructuring charges of $65.0 million in connection with these plans. See Note 2 of the Notes to Consolidated Financial Statements which sets forth the Company's restructuring activities for the years ended December 31, 1999, 1998 and 1997. Also in 1995, the Company recorded a pre-tax special charge of $10.0 million in connection with the estimated costs of settling various claims pending against the Company, substantially all of which were billing disputes with various third party payors relating to the contention that NHL improperly included tests for HDL cholesterol and serum ferritin in its basic test profile without clearly offering an alternative profile that did not include these medical tests. As of December 31, 1999, the majority of these disputes have been settled.

(d) In connection with the repayment in 1995 of existing revolving credit and term loan facilities in connection with the Merger, the Company recorded an extraordinary loss of approximately $13.5 million ($8.3 million, net of tax), consisting of the write-off of deferred financing costs, related to the early extinguishment of debt.

(e) Long term obligations include capital lease obligations of $4.4 million, $4.2 million, $5.8 million, $9.8 million and $9.6 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively. Long-term obligations also include the long-term portion of the expected value of future contractual amounts to be paid to the former principals of acquired laboratories. Such payments are principally based on a percentage of future revenues derived from the acquired customer lists or specified amounts to be paid over a period of time. At December 31, 1999, 1998, 1997, 1996 and 1995, such amounts were $0.0 million,
$7.7   million,  $9.6  million,  $14.8  million  and  $14.7   million,
respectively.    Long  term  obligations  exclude   amounts   due   to
affiliates.

(f) In December 1996, Roche loaned $187.0 million to the Company to fund the 1996 government settlement in the form of a promissory note. Such note bore interest at a rate of 6.625% per annum and was repaid in June, 1997 with proceeds from the Preferred Stock Offering. See
Note 9 of the Notes to Consolidated Financial Statements. The remaining amounts shown represent trade payables to affiliated companies.

(g)   During  the  fourth  quarter of  1997  the  Company  recorded  a provision for doubtful accounts of $182.0 million, which was approximately $160.0 million greater than the amount recorded in the fourth quarter of 1996 and a $22.7 million provision for restructuring certain laboratory operations.

(h) For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor. For the years ended December 31, 1997 and 1996, earnings were insufficient to cover fixed charges and preferred stock dividends by $196.8 million and $188.3 million, respectively.